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FOR IMMEDIATE RELEASE                                             EXHIBIT 99.3
Monday, April 20, 1998

                       UNION PACIFIC RESOURCES GROUP INC.
                        BOARD APPROVES POTENTIAL SALE OF
                         ASSETS FOR DELEVERAGING PROGRAM

FORT WORTH, Texas, April 20 -- Union Pacific Resources Group Inc. (NYSE - UPR) today announced that the Company's Board of Directors has authorized management to proceed with a deleveraging program designed to obtain a strong investment grade credit rating within 18 months. UPR's plan to reduce the debt incurred by the acquisition of Norcen Energy Resources, Ltd. (Norcen) includes the sale of certain oil and gas producing properties and monetization of the Company's gas gathering, processing and marketing business (GPM).

"We are committed to this program and it is our objective to accomplish this deleveraging without issuing common stock," said Jack L. Messman, UPR's chairman and CEO. "We intend to have our balance sheet and credit statistics in order well within our outside target of 18 months. The Board's action demonstrates our focus on achieving this objective as well as showing our resolve to maximize long term shareholder value."

Messman noted that UPR is offering producing properties which the Company has determined are non-strategic following the Norcen acquisition. He said UPR intends to have data rooms for both the producing properties and GPM operations set up by June 15.

The Company also announced that it has reduced its 1998 capital budget from $1.6 billion to $1.3 billion. This reduction aligns capital expenditures with anticipated cash flow and includes anticipated capital spending associated with the Norcen acquisition.

Union Pacific Resources is one of the nation's largest domestic independent oil and gas exploration and production companies. Based in Fort Worth, Texas, UPR has been the #1 domestic driller for the past six years and is the state of Texas' #1 gas producer.

This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties including planned construction and drilling activity, expected production efforts and volumes and budgeted capital expenditures and other risks and uncertainties detailed in the Company's SEC reports, including the report on Form 10-Q for the year ended December 31, 1997. Actual results may vary materially.




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